UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 7, 2008

THERMAGE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33123	68-0373593
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25881 Industrial Boulevard, Hayward, California 94545

(Address of principal executive offices, including zip code)

(510) 782-2286

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 7, 2008, Thermage, Inc., a Delaware corporation (“Thermage”), Relay Acquisition Company, LLC, a Delaware limited liability company and a wholly owned subsidiary of Thermage (“Merger Sub II”), and Reliant Technologies, Inc., a Delaware corporation, (“Reliant”) entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”). Subject to satisfaction or waiver of the conditions therein, a Delaware corporation and wholly owned subsidiary of Thermage to be formed (“Merger Sub I”) will merge with and into Reliant, and then Reliant, as the surviving corporation, will merge with and into Merger Sub II, with Merger Sub II being the ultimate surviving entity and continuing as a wholly owned subsidiary of Thermage (the “Merger”).

Under the terms of the Merger Agreement, Thermage will issue in the aggregate approximately 23.6 million shares of Thermage common stock and pay approximately $25 million in cash, subject to certain purchase price adjustments, to Reliant securityholders in the Merger. In addition, Thermage will assume up to $7.0 million of net debt in connection with the transaction. Thermage has also agreed to provide interim debt financing to Reliant in the amount of $5.0 million.

Thermage and Reliant have made certain representations, warranties and covenants in the Merger Agreement, including, among others, representations regarding liabilities, employee benefit matters, intellectual property and environmental matters, and among others, covenants to (i) conduct their respective businesses in the ordinary course consistent with past practices during the interim period between the execution of the Merger Agreement and the consummation of the merger, (ii) in the case of Thermage, to convene and hold a meeting of its stockholders to consider and vote upon issuance of stock in connection with the Merger, and (iii) subject to certain exceptions, with respect to the Board of Directors of Thermage, to recommend that their stockholders approve the issuance of Thermage common stock in connection with the Merger.

The stockholders of Reliant adopted and approved the Merger Agreement and the Merger by written consent shortly after the execution of the Merger Agreement. Concurrently and in connection with the execution of the Merger Agreement, certain Thermage stockholders, who collectively hold more than 36% of the outstanding shares of Thermage as of the close of business on July 3, 2008, entered into voting agreements with Reliant (the “Voting Agreements”), pursuant to which each stockholder agreed to vote its shares of Thermage common stock in favor of the issuance of Thermage common stock in connection with the Merger and against certain transactions or certain actions that would delay, prevent or nullify the Merger or the transactions contemplated by the Merger Agreement. The Voting Agreements will terminate upon the earlier of the consummation of the Merger or the termination of the Merger Agreement.

The completion of the Merger is subject to various customary conditions, including (i) obtaining the approval of the Thermage stockholders, (ii) absence of any applicable law or order prohibiting the Merger, (iii) the accuracy of the representations and warranties of each party, and (iv) performance in all material respects by each party of its obligations under the Merger Agreement.

Thermage would owe Reliant a termination fee of $3.5 million if the Merger Agreement is terminated under certain circumstances. In addition, if Thermage stockholder approval has not been obtained at the stockholder meeting called with respect to the issuance of stock pursuant to the Merger, Thermage will pay the transaction expenses of Reliant up to $1.3 million.

The Merger Agreement, which has been included to provide investors with information regarding its terms, contains representations and warranties of each of Thermage and Reliant. The assertions embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to qualifications and limitations agreed by the respective parties in connection with negotiating the terms of the Merger Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what a stockholder might view as material, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. Investors should read the Merger Agreement, together with the other information concerning Thermage and Reliant that each company publicly files in reports and statements with the Securities and Exchange Commission (the “SEC”).

In connection with the transaction, Reliant will irrevocably and exclusively license to a newly formed wholly owned subsidiary Reliant patents and non-exclusively license certain Reliant know-how for use outside of the field of aesthetics. The license will be royalty free and fully paid. All of the shares of the newly formed Reliant subsidiary will be distributed to certain of the current Reliant stockholders in a taxable dividend prior to the closing of the merger. As a result, Thermage will posses the right to Reliant patents only within the aesthetics field. Reliant has only immaterial sales, and has no products planned or currently under development which use the Reliant Intellectual Property outside of the aesthetics field.

The information set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed herewith as Exhibit 2.1 and is incorporated herein by reference.

Item 8.01.	Other Items.

On July 7, 2008, Thermage and Reliant issued a joint press release announcing the execution of the Merger Agreement. A copy of the press release is furnished hereto as Exhibit 99.1 and incorporated herein by reference.

As a clarification of a statement regarding voting agreements made in our conference call on July 7, 2008 and as set forth in Item 1.01 above, concurrently and in connection with the execution of the Merger Agreement, certain Thermage stockholders, who collectively hold more than 36% of the outstanding shares of Thermage as of the close of business on July 3, 2008, entered into voting agreements with Reliant, pursuant to which each stockholder agreed to vote its shares of Thermage common stock in favor of the issuance of Thermage common stock in connection with the Merger and against certain transactions or certain actions that would delay, prevent or nullify the Merger or the transactions contemplated by the Merger Agreement. The Voting Agreements will terminate upon the earlier of the consummation of the Merger or the termination of the Merger Agreement. The issuance of shares of Thermage common stock in connection with the merger requires an affirmative vote of a majority of the votes cast at the Thermage stockholder meeting, provided that the total votes cast on the proposal represents over 50% of all shares of Thermage common stock entitled to vote on the proposal.

Additional Information and Where You Can Find It

This communication may be deemed solicitation material in respect of the proposed transaction between Thermage and Reliant. In connection with the transaction, Thermage will file a registration statement on Form S-4 with the SEC containing a proxy statement/prospectus/information statement. The proxy statement/prospectus/information statement will be mailed to the stockholders of Thermage. Investors and security holders of Thermage are urged to read the proxy statement/prospectus/information statement when it becomes available because it will contain important information about Thermage and the proposed transaction. The proxy statement/prospectus/information statement (when it becomes available), and any other documents filed by Thermage with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Thermage by contacting Thermage Investor Relations by e-mail at IR@thermage.com or by telephone at (510) 259-7117. Investors and security holders are urged to read the proxy statement/prospectus/information statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.

Thermage and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from its stockholders in favor of the proposed transaction. Information about the directors and executive officers of Thermage and their respective interests in the proposed transaction will be available in the proxy statement/prospectus/information statement.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger and Reorganization dated as of July 7, 2008 by and among Thermage, Inc., Relay Acquisition Company, LLC and Reliant Technologies, Inc.

99.1	Joint Press Release issued by Thermage, Inc. and Reliant Technologies, Inc. dated as of July 7, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERMAGE, INC.

By:	/s/ John F. Glenn
John F. Glenn
Chief Financial Officer

Date: July 8, 2008